Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Funds II of our report dated October 26, 2017, relating to the financial statements and financial highlights, which appears in John Hancock Small Cap Growth Fund’s (formerly known as John Hancock Small Company Growth) Annual Report on Form N-CSR for the year ended August 31, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Policy Regarding Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 2, 2018